Exhibit 5.1
[Letterhead of General Counsel of Coeur d’Alene Mines Corporation]
March 31, 2010
COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

Re:	Coeur d’Alene Mines Corporation Common Stock
Ladies and Gentlemen:
     As General Counsel for Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), I have examined the Registration Statement on Form S-3 (File No. 333-161617) (the “Registration Statement”) of the Company, as supplemented by the prospectus supplement filed on March 31, 2010 (the “Prospectus Supplement”), each filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of 712,003 shares (the “Installment Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), in payment of the installment amount due March 31, 2010 on the Company’s Senior Term Notes due December 31, 2012.
     For the purposes of the opinions set forth below, I have examined and am familiar with the proceedings taken by the Company in connection with the authorization of the Common Stock and the filing of the Registration Statement and Prospectus Supplement. I have also made such other factual and legal inquiries and examinations as I deemed necessary and appropriate under the circumstances. In arriving at the following opinions, I have relied, among other things, upon my examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed appropriate. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.
     Based upon the foregoing examination and in reliance thereon, I am of the opinion that the Installment Shares are validly issued, fully paid and non-assessable.
     I render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the General Corporation Law of the State of Idaho. This opinion is
Coeur d’Alene Mines Corporation
505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213
www.coeur.com

limited to the effect of the present state of the laws of the United States of America and the State of Idaho and the facts as they presently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in such facts.
     I consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the Commission under the Act.

Very truly yours,
/s/ Kelli Kast
KELLI KAST, ESQ.